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                                                                    EXHIBIT 99.1


         IBIS
----------------------
TECHNOLOGY CORPORATION
         LOGO

COMPANY CONTACT:
Debra L. Nelson
Chief Financial Officer
Ibis Technology Corporation
Tel: 978-777-4247

           IBIS REVISES OUTLOOK FOR SECOND QUARTER AND FULL YEAR 2001


DANVERS, Mass., April 12, 2001 -- Ibis Technology Corporation (NASDAQ: IBIS), the leading manufacturer and supplier of SIMOX-SOI implantation equipment and wafers to the semiconductor, optical and MEMS industries, today announced that, due to a substantial decrease in wafer forecasts from one of its largest customers, the Company has revised its outlook for the second quarter and full year 2001, lowering its revenue projections. Ibis' customer, one which manufactures optical components utilizing Ibis' wafers, has informed Ibis that it expects to order a very small quantity of wafers in the second quarter and substantially reduced quantities for the remainder of 2001.

While the impact on the first quarter is expected to be minimal, the Company is now projecting second quarter total revenue to be reduced by approximately 50 to 60 percent compared to the fourth quarter of 2000. Full year total revenue is still anticipated to be up, although only slightly, compared to fiscal 2000.

"Despite the expected decrease in wafer orders from this customer, overall demand for SOI technology continues," said Martin Reid, president and CEO of Ibis. "Ibis has taken aggressive measures to expand availability of its SIMOX-SOI wafers in the global market, including a sales and marketing alliance with MEMC Electronic Materials and the introduction of Advantox(R) MLD, an IBM-licensed process. We believe these steps position Ibis to meet growing demand for high-quality, low-cost, and larger wafer SIMOX-SOI."

The Company plans to announce first quarter results on April 26, and plans to conduct a webcast conference call to discuss the results and business conditions.

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading manufacturer and supplier of SIMOX-SOI (Separation by Implantation of Oxygen-Silicon-On-Insulator) substrates and equipment for the worldwide semiconductor, optical and MEMS industries. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site at http://www.ibis.com.


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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995": This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the level of sales to the customer referred to and the impact of those changes in sales on Ibis' revenues. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of April 12, 2001, and Ibis undertakes no duty to update this information.